Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-121572 of Environmental Power Corporation on Form S-2 on Form S-3 of our report dated March 11, 2005, relating to the financial statements and financial statement schedule of Environmental Power Corporation appearing in the Annual Report on Form 10-K of Environmental Power Corporation for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Vitale, Caturano & Company, Ltd.

Boston, Massachusetts

August 12, 2005